As filed with the Securities and Exchange Commission on June 14, 2005

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MEDIMMUNE, INC.

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	One MedImmune Way Gaithersburg, Maryland 20878 (Address of Principal Executive Offices) (Zip Code)	55-1555759 (I.R.S. Employer Identification No.)

2004 Stock Incentive Plan

(Full Title of the Plan)

David M. Mott
Chief Executive Officer, President and Vice Chairman
MedImmune, Inc.
One MedImmune Way
Gaithersburg, Maryland 20878

(Name and address of agent for service)

Telephone number, including area code, of agent for service:
(301) 398-0000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, $.01 par value per share	8,000,000	$26.08	$208,640,000	$24,557

(1)          Plus such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.

(2)          Pursuant to Rules 457(h) and 457(c), these prices are estimated solely for the purpose of calculating the registration fee and are based upon the average of the high and low sales prices of the Registrant’s common stock on the Nasdaq National Market on June 13, 2005.

(3)          Pursuant to Rule 457(p), the aggregate amount of the registration fee is being offset by $6,139, representing the dollar amount of the registration fee previously paid by the Registrant in respect of 2,000,000 unissued shares previously registered on a Form S-8 and with respect to which the offering is complete. Accordingly, the adjusted registration fee for this Form S-8 is $18,418.

EXPLANATORY STATEMENT

This Form S-8 Registration Statement is being filed with the Securities and Exchange Commission (the “Commission”) by MedImmune, Inc., a Delaware corporation (the “Company”), in order to register 8,000,000 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), issuable upon exercise of stock options (including “incentive stock options”), stock appreciation rights, restricted stock, stock units and stock awards granted or to be granted under the Company’s 2004 Stock Incentive Plan (the “Plan”). On August 5, 2004, the Company filed with the Commission a Registration Statement on Form S-8 (Registration No. 333-117963) registering up to 13,000,000 shares of Common Stock issuable under the Plan (the “Initial Registration Statement”). With the addition of 8,000,000 shares pursuant to this Registration Statement, the total number of shares now registered for issuance pursuant to the Plan is 21,000,000. Pursuant to General Instruction E of Form S-8, the Company hereby incorporates by reference in this Registration Statement all contents of the Prior Registration Statements, including the exhibits thereto.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents filed with the Commission are hereby incorporated by reference:

a)               The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended;

b)              The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

c)               The Registrant’s Current Reports on Form 8-K filed on February 3, 2005, February 23, 2005, March 3, 2005, April 6, 2005, April 15, 2005, April 21, 2005 and May 24, 2005; and

d)              The description of the Registrant’s Common Stock set forth under the caption “Description of Capital Stock” in the Registrant’s registration statement on Form 8-A dated April 4, 1991 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) including all amendments or reports filed with the Commission for the purpose of updating such description.

All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

The validity of the common stock issuable under the 2004 Stock Incentive Plan has been passed upon for the Registrant by Dewey Ballantine LLP, New York, New York. A member of Dewey Ballantine LLP participating in this matter is the beneficial owner of less than 1% of the Registrant’s common stock.

Item 6.   Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorney’s fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

In addition, Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

Article IX of the Company’s By-laws provides that the Company shall indemnify its directors and officers to the extent permitted by Delaware law. The Company provides liability insurance for its directors and officers which provides for coverage against loss from claims made against directors and officers in their capacity as such, including liabilities under Securities Act of 1933, as amended.

Section  102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article EIGHTH of the Company’s Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Section 102(b)(7).

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

The following documents are filed as Exhibits hereto:

Exhibit		Sequentially Numbered
Number	Description	Page No.
4.1	2004 Stock Incentive Plan (Attached as Exhibit A to the Company’s Definitive Proxy Statement filed with the Commission on April 4, 2004 incorporated herein by reference)	__
5.1	Opinion and Consent of Dewey Ballantine LLP with respect to the legality of the securities being registered	Page 7
23.1	Consent of Dewey Ballantine LLP (contained in their opinion filed herewith as Exhibit 5.1)	—
23.2	Consent of PricewaterhouseCoopers LLP	Page 8
24.1	Power of Attorney of directors and certain officers of the Company (included in Signature Page)	—

Item 9.  Undertakings.

a)               The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the  registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b)              The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c)               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the  Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or  controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction  the question whether such indemnification by it is against public policy as expressed in the Act and will be governed  by the final adjudication of such issue.

SIGNATURES

The Registrant.   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on the 14th day of June, 2005.

MEDIMMUNE, INC.

By:	/s/ DAVID M. MOTT
David M. Mott
Chief Executive Officer, President and Vice Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the persons whose names appear below constitute and appoint David M. Mott and Lota S. Zoth, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments to this Registration Statement, and to file the same, together with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and such other agencies, offices and persons as may be required by applicable law, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ WAYNE T. HOCKMEYER, PH. D.	Chairman of the Board	June 14, 2005
Wayne T. Hockmeyer, Ph. D.
/s/ DAVID M. MOTT	Chief Executive Officer, President and Vice Chairman of the Board (Principal Executive Officer)	June 14, 2005
David M. Mott
/s/ DAVID BALTIMORE, PH. D.	Director	June 14, 2005
David Baltimore, Ph. D.
/s/ M. JAMES BARRETT, PH. D.	Director	June 14, 2005
M. James Barrett, Ph. D.
/s/ JAMES H. CAVANAUGH, PH. D.	Director	June 14, 2005
James H. Cavanaugh, Ph. D.
/s/ BARBARA HACKMAN FRANKLIN	Director	June 14, 2005
Barbara Hackman Franklin
/s/ GORDON S. MACKLIN	Director	June 14, 2005
Gordon S. Macklin

Signature	Title	Date
/s/ GEORGE M. MILNE, JR., PH. D.	Director	June 14, 2005
George M. Milne, Jr., Ph. D.
/s/ ELIZABETH WYATT	Director	June 14, 2005
Elizabeth Wyatt
/s/ LOTA S. ZOTH	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	June 14, 2005
Lota S. Zoth
/s/ MARK E. SPRING	Vice President, Finance and Controller (Principal Accounting Officer)	June 14, 2005
Mark E. Spring